EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
FairWind Energy, Inc.

We hereby consent to the use in the Amendment to the Registration Statement on Form S-1 (the “Registration Statement”) of our report dated October 30, 2014, relating to the balance sheets of FairWind Energy, Inc. (the “Company”) as of August 31, 2014 and 2013, and the related statements of operations, changes in stockholders’ equity and cash flows for the fiscal year ended August 31, 2014 and for the period from April 18, 2013 (inception) through August 31, 2013, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement. We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li and Company, PC
Li and Company, PC

Skillman, New Jersey
December 16, 2014